Exhibit 99.1

Dyax Corp. Announces First Quarter 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--April 24, 2008--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the first quarter ended March 31, 2008. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results:

For the quarter ended March 31, 2008, Dyax reported a net loss of $21.3 million or $0.35 per share, as compared to a net loss of $20.0 million or $0.44 per share for the comparable quarter in 2007. In the first month of 2007, total operating expenses were net of reimbursements from the joint venture with Genzyme for the development of DX-88 for hereditary angioedema (HAE). Following the termination of the joint venture agreement in February 2007, Dyax assumed responsibility for all development expenses related to HAE. In 2007, these expenses were funded in part by $17.0 million in cash acquired in the purchase of the joint venture.

Total revenues for the first quarter ended March 31, 2008 remained essentially unchanged at $2.6 million versus the comparable quarter in 2007. The receipt of clinical milestone payments from Dyax’s collaborators and licensees and the recognition of revenue associated with those milestones may have significant timing differences and may vary substantially from quarter to quarter due to the timing of development activities and transactions.

Research and development expenses for the first quarter decreased to $17.1 million as compared to $20.3 million for the comparable period in 2007. Of the $3.2 million decrease in research and development expenses, $6.3 million is primarily attributable to decreased manufacturing of DX-88. This decrease was offset by an increase of $1.4 million in internal expenses to support the advancement of the HAE program and a $2.0 million sublicense expense incurred as a result of the exclusive license of DX-2240 to sanofi-aventis.

As of March 31, 2008, Dyax had a total of $62.1 million in cash, cash equivalents, and short-term and long-term investments, exclusive of restricted cash. Cash consumption in operations was offset by approximately $16.5 million received as a result of the agreements entered with sanofi-aventis, of which $15.0 million related to the exclusive license of DX-2240 and $1.5 million for the non-exclusive library license. An additional $8.5 million from sanofi-aventis will be received in the second quarter. All of the revenue associated with the DX-2240 exclusive license will be recorded when all revenue recognition criteria have been met, which is expected in 2008. The revenue relating to the library license agreement will be recognized as revenue over the life of the agreement, consistent with the application of our current revenue recognition accounting policy for our library license agreements.

Corporate Progress:

“During the quarter, we attained several milestones and achievements that extended across all areas of Dyax. We completed a strategic deal with sanofi-aventis, one of our licensees obtained the first market approval of a LFRP product candidate, and we made further advancements with our DX-88 clinical programs,” commented Henry Blair, Chairman, President and Chief Executive Officer. “Furthermore, we are very pleased with this morning’s partnership announcement with Cubist Pharmaceuticals for DX-88 in surgical indications. This partnership is another important step towards achieving our corporate objectives to advance Dyax through this pivotal phase of transformation and growth.”

2008 Guidance:

Stephen S. Galliker, Executive Vice President and Chief Financial Officer of Dyax, stated, “Following the completion of our recent deals with sanofi-aventis and Cubist Pharmaceuticals, we anticipate that our net 2008 cash consumption will not exceed our 2007 amount of $38.3 million. We expect to further reduce this cash burn, through additional partnerships and collaborations. Currently, we believe we have sufficient cash reserves to fund operations well into 2009.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session, to review first quarter financial results and to discuss the announced partnership with Cubist Pharmaceuticals.

Date: Thursday, April 24, 2008

Time: 10:00 a.m. ET

Telephone Access: Domestic callers, dial 866-825-1692

International callers, dial 617-213-8059

Passcode 43260389

Online Access: Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through May 23, 2008 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 79052341. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications. Dyax has completed three Phase 2 trials and a Phase 3 trial of DX-88 for the treatment of hereditary angioedema (HAE). A second Phase 3 trial, known as EDEMA4, is currently being conducted under a Special Protocol Assessment (SPA). DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S. for the treatment of acute attacks of HAE.

Additionally, Dyax has completed a Phase 1/2 trial of DX-88 for the prevention of blood loss during on-pump coronary artery bypass graft (CABG) procedures. A Phase 2 trial for further development of DX-88 in on-pump cardiothoracic surgery (CTS), including CABG and heart valve replacement or repair procedures, is ongoing in a partnership with Cubist Pharmaceuticals.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Under a 2006 funding arrangement with Paul Royalty Fund II, Dyax received a $30 million upfront cash payment in exchange for granting Paul Royalty the right to receive a specified percentage of the net royalties, milestone fees and other payments receivable by Dyax under the LFRP through 2017.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash; and the prospects for funding DX-88 to commercialization for HAE. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the timing and results of clinical trials, regulatory review and approval of DX-88 for HAE, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of DX-88 and other product candidates, Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and EDEMA4 are registered trademarks of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, except share and per share data)

Product development and license fee revenues	$2,643	$2,630

Operating expenses:
Research and development [1]	17,147	20,314
less: Research and development expenses reimbursed
by joint venture	-	(7,000)
Equity loss in joint venture	-	3,831
General and administrative [2]	5,520	4,088
Total operating expenses	22,667	21,233

Loss from operations	(20,024)	(18,603)
Other expense, net	(1,311)	(1,414)

Net loss	$(21,335)	$(20,017)

Basic and diluted net loss per share	$(0.35)	$(0.44)

Shares used in computing basic and diluted net loss per share	60,504,620	45,523,025

[1] Includes $546 and $334 of stock-based compensation expense for the three months ended March 31, 2008 and 2007, respectively.
[2] Includes $404 and $271 of stock-based compensation expense for the three months ended March 31, 2008 and 2007, respectively.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands)
Cash and cash equivalents	$27,686	$29,356
Short-term investments	28,155	34,055
Long-term investments	6,214	-
Restricted cash	2,907	4,483
Working capital	28,247	53,115
Total assets	78,667	83,615
Stockholders' equity	9,344	29,496

CONTACT:
Dyax Corp.
Ivana Magovčević-Liebisch, 617-250-5759
Executive Vice President of Administration
and General Counsel
imagovcevic@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com